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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of
  the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number 0-22089


                         BRUNSWICK TECHNOLOGIES, INC.
                         ----------------------------
            (Exact name of registrant as specified in its charter)

           43 Bibber Parkway, Brunswick, Maine 04011; (207) 729-7792
           ---------------------------------------------------------
              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                              executive offices)

                   Common Stock, $0.0001 par value per share
                   -----------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
                                     ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    / X /     Rule 12h-3(b)(1)(i)    / X /
                             ---                              ---
     Rule 12g-4(a)(1)(ii)   /___/     Rule 12h-3(b)(1)(ii)   /___/
     Rule 12g-4(a)(2)(i)    /___/     Rule 12h-3(b)(2)(i)    /___/
     Rule 12g-4(a)(2)(ii)   /___/     Rule 12h-3(b)(2)(ii)   /___/
                                      Rule 15d-6             /___/

Approximate number of holders of record as of certification or notice date: 186
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Brunswick Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   BRUNSWICK TECHNOLOGIES, INC.


                                   By: /s/ John R. Mesher
                                      ----------------------------------
                                      John R. Mesher
                                      Vice President


Dated:  July 6, 2000